TRANSFER AGREEMENT

THIS AGREEMENT is made effective as of the lst day of 0ctober, 1997, between GALAXY MALL, INC., a Wyoming Corporation with a principal place of business at 3227 North Canyon Road, Provo, Utah 84604, (hereinafter referred to as GALAXY), and COOP BUSINESS SERVICES, a privately held business owned by VICKI POELMAN AND JOHN J. POELMAN with a principal place of business at 3227 North Canyon Road, Suite 200, Provo, Utah 84604, (hereinafter referred to as COOP).

                                WITNESSETH

WHEREAS GALAXY, is in the business of providing electronic storefront, Internet hosting and related services via an electronic mail on the World Wide Web known as "Galaxy Mall"; and

WHEREAS COOP is in the business of offering customer support, electronic storefront programming, and client interface with merchants and clients of the electronic Internet Mall known as "The Galaxy Mall"; and

WHEREAS GALAXY desires to assume the customer service and programming business and all related customer service, computer programming, or client interface programs from COOP for merchants and storefronts on the Galaxy Mall; and

WHEREAS COOP is willing to transfer the customer service and programming business and all related customer service, computer programming, or client interface programs from COOP for merchants and storefronts on the Galaxy Mall; and

WHEREAS COOP understands there is an undetermined value for said customer service business and its related income opportunity; and

WHEREAS GALAXY and COOP are willing to enter into an exchange agreement pursuant to the terms hereof

NOW, THEREFORE, in consideration of the promises and other good and valuable consideration, the receipt and sufficiency of which the parties hereto acknowledge, the parties agree to, and hereby agree as follows:

I . TRANSFER TERMS FOR THE COOP BUSINESS: COOP currently has outstanding payables of approximately $85,000.00 more or less which are hereby assumed by GALAXY. COOP currently has certain computers, office equipment and other related inventory items, more or less. These assets are hereby transferred to GALAXY.

2. ASSUMPTION OF LEASES, AND COMPANY OBLIGATIONS: GALAXY hereby agrees to assume full and complete responsibility for the payment of all sums due or that may become due in the future by COOP for such items' as:

A. Assumption of all telecommunication, phone, Internet connection, rent and related lease or payment obligations.

B. Assumption of all existing payables for expenses directly or indirectly incurred in providing customer service to Galaxy Mall merchants.

3. AGREEMENT OF CANCELLATION OF PREVIOUS EXCLUSIVE MARKETING AGREEMENT. GALAXY and COOP hereby agree to the termination of that prior exclusive marketing agreement dated August 1, 1996 between GALAXY ENTERPRISES, INC., the parent company of GALAXY, and PROFIT EDUCATION SYSTEM, INC., in which the parties agreed that COOP would provide the customer service and programming responsibilities for merchants and clients of The Galaxy Mall. From the effective date of this agreement GALAXY assumes all responsibility for providing the customer service and programming functions for merchants and clients of GALAXY or The Galaxy Mall.

4. BENEFICIAL INTERESTS. GALAXY understands and recognizes that John J. Poelman, and Vicki Poelman are either stockholders of both GALAXY and COOP or have employment, speaking, or consulting agreements with one or both companies.

5. TERM OF THIS AGREEMENT. This Agreement will remain in effect in perpetuity.

6. ASSIGNMENT COOP agrees that this Agreement may only be assigned to another party if said assignment does not injure the non assigning party.

7. COMPLIANCE WITH LAWS. GALAXY and COOP shall conduct and maintain, at all times, its activities and business operations in strict compliance with all federal and state laws as applicable hereto.

8. NOTICES. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or on the third day after mailing, if mailed to the party to whom notice is to be given, by first-class, registered or certified mail, postage prepaid, and unless either party should notify the other party in writing of a change of address, properly addressed, as follows:

To: GALAXY                  Attention: Brandon Lewis, Vice President
                            Galaxy Mall, Inc.
                            3227 N. Canyon Road, Suite 500
                            Provo, UT 84604

To: JOHN J. POELMAN         John J. Poelman
                            4009 Quail Run Dr.
                            Provo, UT 84604

To: VICKI POELMAN           Vicki Poelman
                            4009 Quail Run Dr.
                            Provo, UT 84604

9. ENTIRE AGREEMENT. This Agreement contains the entire understanding of the parties. It may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.

10. SUCCESSION. This Agreement shall inure to the benefit and be binding upon the parties hereto and upon their assignees and successors in interest of any kind whatsoever.

11. SECTION HEADINGS. The section headings herein have been inserted for convenience only and shall not be deemed to limit or otherwise affect the construction of any provision herein.

12. SITUS. This Agreement shall be governed by the laws of the state of Utah.

13. ATTORNEY'S FEES. In the event of a breach of this Agreement, the breaching party shall pay to the enforcing party all reasonable costs of enforcement, with or without suit, including a reasonable attorney's fee, together with such other legal costs as may be authorized by law.

14. SEVERABILITY. In the event any section, paragraph, or portion of this Agreement shall be deemed to be by any court having lawful jurisdiction of the subject matter of this Agreement void, voidable, or invalid for any reason, this Agreement shall be otherwise valid, and enforceable as if said void, voidable, or invalid article, section, paragraph, or portion of this Agreement had not been a part hereof in the first instance.

15. AUTHORITY TO BIND. Each person executing this Agreement hereby warrants that he has full and legal authority to execute this Agreement for and on behalf of the respective parties, and no further approval or consent of any other person is necessary in connection therewith. Further, each person executing this Agreement covenants and represents that the execution of this Agreement is not in contravention of and will not result in a breach of any other agreement, contract, instrument, order, judgement or decree to which such person is a party.

16. COUNTERPARTS. This Agreement may be executed in duplicate originals, each of which shall be considered an original. For purposes of this section 2 1, facsimile copies of this Agreement executed and transmitted by a party shall be binding against such party as an original thereof.

17. CONFIDENTIALITY. The parties agree that the terms of this Agreement shall remain confidential and shall not be publicized nor disclosed, other than to management without the prior written consent of the non-disclosing party.

IN WITNESS WHEREOF, the parties hereto this 15th day of August, 1997 have hereunto set their hands and seals effective the day and year first written above.

                    GALAXY MALL, INC.

                    By:/S/Brandon Lewis
                    Brandon Lewis, Vice President

                    JOHN J. POELMAN

                    By:/s/John J. Poelman
                    John H. Poelman



                    VICKI POELMAN

                    By:/s/Vicki Poelman
                    Vicki Poelman